Exhibit 99.1

Core-Mark to Trade on NASDAQ National Market

South San Francisco, California – December 2, 2005 – Core-Mark Holding Company, Inc. (NASDAQ:CORE), one of the largest North American distributors to the convenience retail industry, announced today that its shares of common stock have been approved for listing on the NASDAQ National Market, effective December 2, 2005. The Company will trade under the symbol CORE.

“We are very excited about our listing on the NASDAQ National Market.” said Mike Walsh, CEO of Core-Mark. “We view this as an important milestone event in Core-Mark’s evolution. We believe that this listing will be of significant benefit to our customers and our shareholders as we continue to grow our business.”

Core-Mark’s Form 10 Registration Statement was declared effective by the Securities and Exchange Commission on November 7, 2005.

# # #

About Core-Mark

Core-Mark is one of the largest broad-line, full-service wholesale distributors of packaged consumer products to the convenience retail industry in North America. Founded in 1888, the Core-Mark provides distribution and logistics services as well as marketing programs to over 20,000 retail locations in 38 states and five Canadian provinces through 24 distribution centers. Core-Mark services traditional convenience retailers, grocers, mass merchandisers, drug, liquor and specialty stores, and other stores that carry consumer packaged goods. For more information, please visit www.core-mark.com

Safe Harbor

This press release contains disclosures which are “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan” or “continue.” These forward-looking statements are based on the current plans and expectations of our management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These factors include, but are not limited to: economic conditions affecting the cigarette and consumable goods industry; adverse effect of legislation and other matters affecting the cigarette industry; increased competition in the distribution industry; our inability to retain and attract customers; the negative affects of product liability claims; failure of our suppliers to provide products; increases in fuel prices; the loss of key personnel or our inability to attract and retain new qualified personnel; currency exchange rate fluctuations; and the negative effects of our reorganization on our customer, supplier and employee relationships.

These forward-looking statements speak only as of the date of this press release. Except as provided by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Core-Mark Holding Company, Inc.

South San Francisco, California

Investor Contact: Ms. Milton Draper

650-589-9445 X 3027